Exhibit 21

KAMAN CORPORATION

SUBSIDIARIES

Following is a list of the Corporation's subsidiaries, each of which, unless otherwise indicated, is wholly owned by the Corporation either directly or through another subsidiary. Second-tier subsidiaries are listed under the name of the parent subsidiary.

Name	State of Incorporation

Registrant: KAMAN CORPORATION	Connecticut

Subsidiaries:

Kaman Aerospace Group, Inc.	Connecticut

Kaman Aerospace Corporation	Delaware
K-MAX Corporation	Connecticut
Kaman Aerospace International Corporation	Connecticut
Kaman X Corporation	Connecticut
Kamatics Corporation	Connecticut
Kaman PlasticFab Group, Inc.	Delaware
Plastic Fabricating Company, Inc.	Delaware
Kaman Dayron, Inc.	Florida
RWG Frankenjura-Industrie Flugwerklager GmbH	Germany

Kaman Industrial Technologies Corporation	Connecticut

Kaman Industrial Technologies, Ltd.	Canada
Delamac de Mexico, S.A. de C.V. (72.45%)	Mexico

Kaman Music Corporation	Connecticut

KMI Europe, Inc.	Delaware
B & J Music Ltd.	Canada
Genz Benz Enclosures, Inc.	Arizona

Kaman Foreign Sales Corporation (dissolved 12/20/04)	Barbados